Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2008 RESULTS
     Dallas, Texas, October 30, 2008 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter and first nine months 2008 results: Revenues increased to $38.9 million in the third quarter 2008 from $32.9 million in the comparable prior year quarter, an increase of $6.0 million, or 18.2%. Revenues from the Company’s lime and limestone operations increased $2.5 million, or 8.1%, to $33.6 million in the third quarter 2008, compared to $31.1 million in the comparable 2007 quarter, while revenues from its natural gas interests increased $3.4 million, or 184.6%, to $5.3 million in the third quarter 2008 from $1.9 million in the comparable 2007 quarter. For the nine months ended September 30, 2008, revenues increased to $113.3 million from $94.6 million for the comparable 2007 period, an increase of $18.7 million, or 19.8%. Revenues from the Company’s lime and limestone operations increased $12.1 million, or 13.7%, to $100.6 million in the first nine months 2008, compared to $88.5 million in the comparable 2007 period, while revenues from its natural gas interests increased $6.6 million, or 109.2%, to $12.7 million in the first nine months 2008 from $6.1 million in the comparable 2007 period. The increase in lime and limestone revenues was driven primarily by average price increases for the Company’s lime and limestone products of approximately 8.5% and 7.8% in the third quarter and first nine months 2008, respectively, compared to the comparable 2007 periods, and increased demand from the Company’s steel customers. These increases were partially offset by reduced construction demand during the 2008 periods compared to last year’s comparable periods.
     The Company reported net income of $4.5 million ($0.70 per share diluted) in the third quarter 2008, compared to net income of $3.2 million ($0.50 per share diluted) in the third quarter 2007, an increase of $1.3 million, or 40.6%. For the first nine months 2008, net income increased by $5.0 million, or 59.1%, to $13.4 million ($2.10 per share diluted), compared to $8.4 million for the first nine months 2007 ($1.33 per share diluted).
     The Company’s gross profit was $8.9 million for the third quarter 2008, compared to $7.3 million for the comparable 2007 quarter, an increase of $1.6 million, or 22.9%. Gross profit for the first nine months 2008 was $26.9 million, an increase of $6.8 million, or 33.8%, from $20.1 million for the first nine months 2007. Included in gross profit for the third quarter and first nine months 2008 were $4.6 million and $16.3 million, respectively, from the Company’s lime and limestone operations, compared to $5.9 million and $15.8 million, respectively, in the comparable 2007 periods. Gross profit for the third quarter and first nine months 2008 included $4.3 million and $10.5 million, respectively, from natural gas interests, compared to $1.3 million and $4.3 million, respectively, in the comparable 2007 periods. The decrease in gross profit and gross profit margin from Lime and Limestone Operations in the third quarter 2008 was primarily due to increased energy costs, partially offset by increased revenues. Although gross profit from lime and limestone operations increased in the first nine months 2008, gross profit margin declined primarily due to increased energy costs.
     Production volumes from the Company’s natural gas interests for the third quarter 2008 totaled approximately 448 thousand MCF from 30 wells, sold at an average price of approximately $11.90 per MCF, compared to approximately 257 thousand MCF from 15 wells, sold at an average price of approximately $7.28 per MCF, in the comparable 2007 quarter. Production volumes for the first nine months 2008 from natural gas interests totaled approximately 1,068 thousand MCF, sold at an average price of approximately $11.93 per MCF, compared to the first nine months 2007 when approximately 755 thousand MCF was produced and sold at an average price of approximately $8.06 per MCF. Natural gas prices rose during the first half 2008, peaking in early July, and have now fallen back to approximately December 2007 levels. The Company cannot predict the number of wells that ultimately will be drilled. No wells are scheduled to be drilled in the fourth quarter 2008.
     Interest expense in the third quarter 2008 decreased $247 thousand, or 22.8%, to $834 thousand, compared to $1.1 million in the third quarter 2007. Interest expense in the first nine months 2008 decreased to $2.7 million from $3.3 million in the first nine months 2007, a decrease of $535 thousand, or 16.4%. The decrease in interest expense in the 2008 periods primarily resulted from a decrease in average outstanding debt compared to the comparable 2007 periods and reduced interest rates. As the Company has fixed the LIBOR interest rates on its term loans through hedges, the recent spike in LIBOR had no impact on the Company’s interest costs on such loans.
     “Although our lime and limestone revenues rose in the third quarter and first nine months 2008 compared to the comparable 2007 periods as a result of price increases, rising costs for petroleum products and solid fuels and reduced construction demand for lime due to the slowing economy negatively impacted our gross profit margins as a percentage of our lime and limestone revenues during the 2008 periods. In addition, while the demand from our steel customers was strong throughout the first nine months 2008, we have seen a significant reduction in demand from them in October due to the current economic conditions,” said Timothy W. Byrne, President and Chief Executive Officer. “With reduced demand during these challenging economic times, and our increasing energy costs, we must continue to raise our prices to pass along these costs and improve our gross profit margins.” Mr. Byrne concluded, “Our natural gas interests continue to generate substantial cash flows, and we are pleased that, in these tough economic times, we continue to reduce our debt.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2008	2007	2008	2007

Revenues
Lime and limestone operations	$33,602	$31,074	$100,603	$88,503
Natural gas interests	5,324	1,871	12,741	6,091

Total	$38,926	$32,945	$113,344	$94,594

Gross profit	$8,938	$7,271	$26,866	$20,086
Operating profit	$6,907	$5,344	$20,922	$14,604
Interest expense	834	1,081	2,724	3,259
Other expense (income), net	160	(25)	77	(141)
Income tax expense	1,438	1,106	4,746	3,078

Net income	$4,475	$3,182	$13,375	$8,408

Income per share of common stock:
Basic	$0.71	$0.51	$2.12	$1.34
Diluted	$0.70	$0.50	$2.10	$1.33

Weighted average shares outstanding:
Basic	6,307	6,299	6,300	6,267
Diluted	6,373	6,354	6,363	6,330

	September 30,	December 31,
BALANCE SHEETS	2008	2007
Assets:
Current assets	$31,461	$25,331
Property, plant and equipment, net	136,367	132,151
Other assets, net	576	745

Total assets	$168,404	$158,227

Liabilities and Stockholders’ Equity:
Current liabilities	$18,231	$16,465
Debt, excluding current installments	46,707	54,037
Deferred tax liabilities, net	5,242	3,280
Other liabilities	2,921	2,740
Stockholders’ equity	95,303	81,705

Total liabilities and stockholders’ equity	$168,404	$158,227

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